                                                                Exhibit 10.16


                                 PUT AGREEMENT
                                 -------------

        THIS PUT AGREEMENT dated and effective as of the 27th day of April 1993, between The B.F.Goodrich Company, a corporation organized and existing under the laws of the State of New York ("Goodrich") and The Geon Company, a corporation organized and existing under the laws of the State of Delaware ("Geon").

        WHEREAS, Goodrich has conveyed to Geon substantially all of the assets (other than the Excluded Assets) and Geon has assumed substantially all of the liabilities of the Goodrich PVC Business, all as were particularly described in the Amended and Restated Separation Agreement dated and effective as of March 1, 1993 and executed contemporaneously herewith between the parties hereto (the "Separation Agreement") and in the Ancillary Agreements referred to therein; and

        WHEREAS, the Facilities are subject, in part, to a Right of First Refusal Agreement (the "RFR Agreement") dated as of March 1, 1990 between BFG Intermediates Company Inc. ("BFGI") and Westlake Monomers Corporation ("Westlake"), and, in part, to an Option Agreement (the "Option Agreement") relating to approximately 58 acres of land in Calvert City, Kentucky, between BFGI and Westlake dated March 1, 1990; and

        WHEREAS, the District Court for Harris County, Texas in the case of Westlake v. Goodrich, et al, has issued a Temporary Injunction Order (the "Court Order") prohibiting Goodrich and Geon from transferring or conveying to a third party or encumbering in any way that portion of the Facilities which are subject to the RFR Agreement until final judgment is entered in such case;

        NOW THEREFORE, the parties agree as follows:

        1.      DEFINITIONS.

                a) The term "Excluded Assets" shall mean those assets which are listed in Schedule III to the Amended and Restated General Assignment and Bill of Sale Relating to the Goodrich PVC Business dated and effective as of March 1, 1993 and executed contemporaneously herewith (the "Bill of Sale").

                b) The term the "Goodrich PVC Business" shall have the meaning assigned to such term by virtue of Section 17.E of the Separation Agreement.

                c) The term "Facilities" shall mean those facilities which are defined in Section 17.D of the Separation Agreement, including the 58 acres of land referred to in such Section 17.D.

                d) The term "Fair Market Value" shall mean the price at which property would change hands between a willing buyer under no compulsion to buy and a willing seller under no compulsion to sell at the time of such determination and where both parties have reasonable knowledge of the chemical industry and of the facts. Fair Market Value shall exclude consideration of any obligations or liabilities which Geon may have assumed pursuant to the Amended and Restated Assumption of liabilities and Indemnification Agreement dated as of March 1, 1993 between Goodrich and Geon ("Assumption of liabilities Agreement"), but shall include any additional liabilities to be assumed by Geon pursuant to this Agreement.

                e) The term "Property" shall mean all assets, real and personal, located at or near Calvert City, Kentucky, which are owned or leased by Goodrich or any Affiliate of Goodrich at the time the Put Option is exercised and which relate to the Goodrich PVC Business, including but not limited to: (i) the Excluded Assets (ii) any ethylene dichloride or vinyl chloride monomer facility built or acquired by Goodrich in Calvert City, Kentucky vicinity; and (iii) any additions, substitutions or modifications of any of the foregoing.

                f) The term "Put Period" shall mean the three year period commencing April 1, 2000 and ending March 31, 2003.

                g) Any other capitalized term used herein for which a definition is not provided in this Agreement shall have the meaning given to such term in the Separation Agreement or in any Ancillary Agreement thereto.

        2. GRANT OF PUT. Geon hereby grants Goodrich the right (the "Put Option"), which shall be exercisable at any time during the Put Period, to require Geon to purchase all of the Property during the Put Period at the Property's Fair Market Value. If any or all of the Property is held by an Affiliate of Goodrich and such Affiliate does not own a significant amount of assets other than the Property or any portion thereof, Goodrich may require Geon to acquire the Property or any portion thereof by acquiring, in whole or in part, all the stock of such Affiliate.

        3. REQUEST FOR APPRAISAL. Goodrich shall have the right any time during the Put Period to request in writing an appraisal of the Fair Market Value of the Property. In the event that Goodrich makes such a request, a determination of the Fair Market Value of the Property shall be made in accordance with the terms of this Agreement.

        4. DETERMINATION OF FAIR MARKET VALUE. Whenever the Fair Market Value of the Property is required to be made under this Agreement, it shall be determined by appraisal (the "Appraisal") in accordance with standards set forth in this Agreement by a qualified appraiser knowledgeable and experienced in establishing values in the chemical industry, mutually selected by Goodrich and Geon. If Goodrich and Geon cannot reach an agreement as to the appraiser within 30 days of Goodrich's request for the Appraisal, each party shall select an appraiser meeting the standards set forth herein, and those appraisers shall jointly select a third appraiser within 30 days, which third appraiser shall make the determination of Fair Market Value of the Property, applying the criteria set forth herein. The person or entity selected to do the Appraisal shall be referred to as the "Appraiser".

        5. EXERCISE OF PUT OPTION. For a period of 90 days following the receipt of the Appraisal, subject to the Court Order or any modification thereof, Goodrich shall have the right to exercise the Put Option for the Property for the Fair Market Value of the Property as determined by the Appraiser.

         6. CLOSING. If Goodrich exercises its Put Option, the closing of the transfer of the Property (the "Closing") shall take place within 90 days of Goodrich's exercise of the Put Option, provided, however, if any required governmental approval shall not have been obtained or expiration of any applicable waiting period shall not have occurred within such period, the Closing may be delayed until not more than 30 days following receipt of any such required approval or expiration of any applicable waiting period. At the Closing Geon shall deliver the Fair Market Value of the Property to be transferred by federal funds wire transfer into an account designated by Goodrich. If Goodrich makes a request for Appraisal during the Put Period, it shall have the right to exercise the Put Option for the 90 days (or any extension thereof as provided herein) following the receipt of the Appraisal notwithstanding such period or the Closing may be after the Put Period.

         7. TRANSFER DOCUMENTS. The parties agree that the terms of any transfer documents relating to the Property shall be substantially similar to the Ancillary Agreements and other documents delivered in connection with the Separation Agreement. The transfer documents shall be made without representations or warranties of any kind. All assets, including but not limited to all fixtures, buildings, machinery and equipment shall be transferred on an "AS IS, WHERE IS" basis. Furthermore, all real estate transfers shall be effected by quit claim deed or assignment of leasehold interests without representations or warranties of any kind by the transferor. Transfer of title to stock shall be by execution of a stock power. The assumption of liabilities shall be by documentation substantially similar to the Assumption of liabilities Agreement.

         8. TRANSFER OF LIABILITIES. In the event Goodrich elects to exercise its Put Option, Goodrich shall transfer to Geon and Geon shall assume and indemnify Goodrich against any and all liabilities relating to the Property of the type set forth in the Assumption of liabilities Agreement, including but not limited to all past, present and future obligations of Goodrich relating to
(i) employees (active and former); (il) environmental liabilities; (iii) product liabilities of any kind and nature; (iv) the Master Conveyance Agreement dated March 1, 1990 between BFGI and Westlake and all documents and agreements related thereto; (v) operation of the Property since the IPO Date; and (vi) any debt relating to the Property.

         9. RIGHTS OF GOODRICH. Nothing in this Agreement shall affect Goodrich's right to sell, transfer or otherwise dispose of all or any portion of the Property in any manner it deems appropriate.

         10. COST OF APPRAISAL. Each party promptly shall pay one half of the cost of the Appraisal.

         11. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, and shall be deemed sufficiently given when delivered in person, or by courier delivery, or transmitted by telegram, or when deposited in the United States mail (first class, registered or certified), postage prepaid, to the addresses given below or sent by facsimile to the facsimile number of the addressees provided that the facsimile shall reflect the answer back of the addressee:

         If to Goodrich:  The B.F.Goodrich Company
                          3925 Embassy Parkway
                          Akron, Ohio 44333-1799

                          Attention: Secretary

         If to Geon:      The Geon Company
                          6100 Oak Tree Boulevard
                          Independence, Ohio 44131

                          Attention: Secretary

         Any party, by notice given in accordance with this Section to the other party, may designate another address or person for receipt of notice hereunder.

         12. SPECIFIC PERFORMANCE. In addition to all other rights and remedies that Goodrich may have in law or in equity, Goodrich shall have the right to enforce specific performance of Geon's obligations hereunder, in the event of default in the performance of same.

         13.     MISCELLANEOUS.

                 13.1 HEADINGS. Headings as to the contents of particular articles and sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular articles or sections to which they refer.

                 13.2 ASSIGNABILITY. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable except by consent of each of the parties hereto or by operation of law;
         provided, however, that either party may, without consent of the other party, assign its rights under this Agreement to any of its Affiliates, provided, further, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

                 13.3 CONTROLLING LAW. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the State of Kentucky without regard to choice-of-law principles.

                 13.4 SEVERABILITY. If any provision of this Agreement shall, for any reason, be held violative of any applicable law, and so much of said Agreement is held to be unenforceable, then the invalidity of such specific provision shall not be held to invalidate any other provision herein, which other provision(s) shall remain in full force and effect.

                Executed as of the date set forth above.

                                THE B.F. GOODRICH COMPANY


                                By /s/ Jon V. Heider
                                  ----------------------------------
                                  Jon V. Heider
                                  Senior Vice President and General Counsel

                                THE GEON COMPANY

                                By /s/ Nicholas J. Calise
                                  ----------------------------------
                                   Nicholas J. Calise
                                   Secretary